                                                                  EXHIBIT 99.1

             REPORTS OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

Nabisco Holdings Corp.:
Nabisco, Inc.:

         We have audited the accompanying consolidated balance sheets of Nabisco Holdings Corp. ("Nabisco Holdings") and Nabisco, Inc. ("Nabisco") as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Nabisco Holdings and Nabisco at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Parsippany, New Jersey
February 2, 2000



Nabisco Holdings Corp.:
Nabisco, Inc.:

         We have audited the consolidated balance sheets of Nabisco Holdings Corp. ("Nabisco Holdings") and Nabisco, Inc. ("Nabisco") as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated February 2, 2000; such report has previously been filed as part of the companies' Annual Report on Form 10-K for the year ended December 31, 1999. Our audits also included the financial statement schedule of Nabisco Holdings and Nabisco for each of the three years in the period ended December 31, 1999 as listed in the accompanying index to the financial statements. This financial statement schedule is the responsibility of the companies' management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Deloitte & Touche LLP
Parsippany, New Jersey
February 2, 2000

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars In Millions, Except Per Share Amounts)

                                                                             Years Ended December 31,
                                                       ------------------------------------------------------------------
                                                              1999                    1998                      1997
                                                       --------------------   -------------------   ---------------------
                                                       Nabisco                 Nabisco               Nabisco
                                                       Holdings   Nabisco      Holdings   Nabisco    Holdings   Nabisco
                                                       --------   -------      --------   -------    --------   -------
Net sales............................................  $ 8,268    $8,268       $ 8,400    $8,400     $ 8,734    $8,734
                                                       -------    ------       -------    ------     -------    ------
Costs and expenses:
   Cost of products sold.............................    4,502     4,502         4,683     4,683       4,950     4,950
   Selling, advertising, administrative and general
      expenses.......................................    2,747     2,747         2,672     2,672       2,476     2,476
   Amortization of trademarks and goodwill...........      213       213           221       221         226       226
   Restructuring charges (credits) (Note 3)..........      (67)      (67)          530       530          --        --
                                                       -------    ------       -------    ------     -------    ------
        Operating income.............................      873       873           294       294       1,082     1,082
Interest and debt expense............................     (260)     (260)         (296)     (296)       (326)     (326)
Other income (expense), net..........................      (31)      (31)          (29)      (29)        (32)      (32)
                                                       -------    ------       -------    ------     -------    ------
        Income (loss) before income taxes............      582       582           (31)      (31)        724       724
Provision for income taxes...........................      222       222            40        40         293       293
                                                       -------    ------       -------    ------     -------    ------
        Income (loss) before extraordinary item......      360       360           (71)      (71)        431       431
Extraordinary item - loss on early extinguishment of
   debt, net of income taxes (Note 10)...............       (3)       (3)           --        --         (26)      (26)
                                                       -------    ------       -------    ------     -------    ------
        Net income (loss)............................  $   357    $  357       $   (71)   $  (71)    $   405    $  405
                                                       =======    ======       =======    ======     =======    ======

Net income (loss) per common share - basic:
   Income (loss) before extraordinary item...........  $  1.36                 $  (.27)              $  1.63
   Extraordinary item................................     (.01)                     --                  (.10)
                                                       -------                 -------               -------
        Net income (loss)............................  $  1.35                 $  (.27)              $  1.53
                                                       =======                 =======               =======

Net income (loss) per common share - diluted:
   Income (loss) before extraordinary item...........  $  1.35                 $  (.27)              $  1.61
   Extraordinary item................................     (.01)                     --                  (.10)
                                                       -------                 -------               -------
        Net income (loss)............................  $  1.34                 $  (.27)              $  1.51
                                                       =======                 =======               =======
Dividends declared per common share..................  $   .75                 $   .70               $   .68
                                                       =======                 =======               =======
Average number of common shares outstanding
  (in thousands):
   Basic.............................................  264,670                 264,547               265,057
                                                       =======                 =======               =======
   Diluted...........................................  266,757                 264,547               267,374
                                                       =======                 =======               =======



                 See Notes to Consolidated Financial Statements.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                              (Dollars In Millions)

                                                                         Years Ended December 31,
                                                      --------------------------------------------------------------
                                                             1999                  1998                  1997
                                                      ------------------    ------------------    ------------------
                                                      Nabisco               Nabisco               Nabisco
                                                      Holdings   Nabisco    Holdings   Nabisco    Holdings   Nabisco
                                                      --------   -------    --------   -------    --------   -------
Net income (loss)....................................   $ 357     $ 357       $ (71)    $ (71)      $ 405     $ 405
                                                        -----     -----       -----     -----       -----     -----
Other comprehensive income (loss):
   Cumulative translation adjustment.................    (111)     (111)        (57)      (57)        (73)      (73)
   Minimum pension liability adjustment..............       3         3           3         3          (6)       (6)
                                                        -----     -----       -----     -----        ----      ----

Other comprehensive income (loss) before
   income taxes......................................    (108)     (108)        (54)      (54)        (79)      (79)
   Provision (benefit) for income taxes..............       1         1           1         1          (2)       (2)
                                                        -----     -----       -----     -----        ----      ----

Other comprehensive income (loss) net of
   income tax........................................    (109)     (109)        (55)      (55)        (77)      (77)
                                                        -----     -----       -----     -----        ----      ----

Comprehensive income (loss)..........................   $ 248     $ 248       $(126)    $(126)      $ 328     $ 328
                                                        =====     =====       =====     =====       =====     =====



                 See Notes to Consolidated Financial Statements.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Millions)


                                                                         Years Ended December 31,
                                                         ---------------------------------------------------------
                                                               1999                1998                1997
                                                         -----------------   -----------------   -----------------
                                                         Nabisco             Nabisco             Nabisco
                                                         Holdings  Nabisco   Holdings  Nabisco   Holdings  Nabisco
                                                         --------  -------   --------  -------   --------  -------
Cash flows from (used in) operating activities:
   Net income (loss)....................................  $ 357     $ 357     $ (71)    $ (71)    $ 405     $ 405
   Adjustments to reconcile net income to cash flows
     from operating activities:
        Depreciation of property, plant and equipment...    265       265       273       273       277       277
        Amortization of intangibles.....................    213       213       221       221       226       226
        Deferred income tax provision (benefit).........     48        48      (188)     (188)       11        11
        Restructuring items, net of cash payments.......   (157)     (157)      491       491      (135)     (135)
        Accounts receivable.............................   (139)     (139)       --        --        14        14
        Inventories.....................................   (102)     (102)       44        44       (12)      (12)
        Prepaid expenses and other current assets.......      3         3       (10)      (10)       (6)       (6)
        Accounts payable................................    174       174       (49)      (49)       10        10
        Accrued liabilities.............................     77        73       (32)      (45)     (192)     (214)
        Income taxes accrued............................    (15)      (15)       (3)       (3)       19        19
        Other, net......................................     (1)       (1)      (12)      (12)      (55)      (55)
        Extraordinary loss..............................      3         3        --        --        43        43
        Gain on divestitures, net.......................     --        --       (14)      (14)      (32)      (32)
                                                          -----     -----     -----     -----     -----     -----
      Net cash flows from operating activities..........    726       722       650       637       573       551
                                                          -----     -----     -----     -----     -----     -----
Cash flows from (used in) investing activities:
   Capital expenditures.................................   (241)     (241)     (340)     (340)     (392)     (392)
   Acquisition of businesses............................   (578)     (578)       (9)       (9)      (46)      (46)
   Other, net...........................................     36        36        13        13        15        15
   Proceeds from sale of businesses.....................     --        --       550       550        50        50
                                                          -----     -----     -----     -----     -----     -----
      Net cash flows from (used in) investing
        activities......................................   (783)     (783)      214       214      (373)     (373)
                                                          -----     -----     -----     -----     -----     -----
Cash flows from (used in) financing activities:
   Net proceeds from the issuance of long-term
        debt............................................    777       777     1,279     1,279     1,229     1,229
   Repayments of long-term debt.........................   (491)     (491)   (1,893)   (1,893)   (1,145)   (1,145)
   Decrease in notes payable............................    (23)      (23)     (103)     (103)      (45)      (45)
   Dividends paid on common stock.......................   (195)     (195)     (185)     (185)     (175)     (175)
   Repurchase of Class A common stock...................    (12)       --       (38)       --       (22)       --
   Net proceeds from issuance of Class A
        common stock....................................      8        --        25        --        --        --
   Proceeds from the sale of call options on
        long-term debt..................................     --        --        41        41        --        --
                                                          -----     -----     -----     -----     -----     -----
      Net cash flows from (used in) financing
        activities......................................     64        68      (874)     (861)     (158)     (136)
                                                          -----     -----     -----     -----     -----     -----
Effect of exchange rate changes on cash and cash
        equivalents.....................................     (8)       (8)       (6)       (6)       (8)       (8)
                                                          -----     -----     -----     -----     -----     -----
      Net change in cash and cash equivalents...........     (1)       (1)      (16)      (16)       34        34
Cash and cash equivalents at beginning of period........    111       111       127       127        93        93
                                                          -----     -----     -----     -----     -----     -----
Cash and cash equivalents at end of period..............  $ 110     $ 110     $ 111     $ 111     $ 127     $ 127
                                                          =====     =====     =====     =====     =====     =====
Income taxes paid, net of refunds.......................  $ 190     $ 190     $ 231     $ 231     $ 247     $ 247
Interest paid...........................................  $ 261     $ 261     $ 276     $ 276     $ 358     $ 358


                 See Notes to Consolidated Financial Statements.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)


                                                                          December 31, 1999     December 31, 1998
                                                                          ------------------    ------------------
                                                                          Nabisco               Nabisco
                                                                          Holdings   Nabisco    Holdings   Nabisco
                                                                          --------   -------    --------   -------
ASSETS
Current assets:
   Cash and cash equivalents............................................. $   110    $   110    $   111    $   111
   Accounts receivable, net of allowance for doubtful accounts
      of $52 and $29, respectively.......................................     681        681        506        506
   Deferred income taxes.................................................     116        116         98         98
   Inventories...........................................................     898        898        753        753
   Prepaid expenses and other current assets.............................      79         79         70         69
                                                                          -------    -------    -------    -------
        Total current assets.............................................   1,884      1,884      1,538      1,537
                                                                          -------    -------    -------    -------
Property, plant and equipment--at cost...................................   5,053      5,053      4,806      4,806
Less accumulated depreciation............................................  (1,966)    (1,966)    (1,859)    (1,859)
                                                                          -------    -------    -------    -------
   Net property, plant and equipment.....................................   3,087      3,087      2,947      2,947
                                                                          -------    -------    -------    -------
Trademarks, net of accumulated amortization of $1,214 and
   $1,102, respectively..................................................   3,443      3,443      3,368      3,368
Goodwill, net of accumulated amortization of $1,007 and
   $910, respectively....................................................   3,159      3,159      3,182      3,182
Other assets and deferred charges........................................     134        134         82         82
                                                                          -------    -------    -------    -------
                                                                          $11,707    $11,707    $11,117    $11,116
                                                                          =======    =======    =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable......................................................... $    39    $    39    $    68    $    68
   Accounts payable......................................................     642        642        407        407
   Accrued liabilities...................................................   1,020        970      1,043        997
   Intercompany payable to Nabisco Holdings..............................      --          7         --          5
   Current maturities of long-term debt..................................     158        158        118        118
   Income taxes accrued..................................................     104        104        111        111
                                                                          -------    -------    -------    -------
        Total current liabilities........................................   1,963      1,920      1,747      1,706
                                                                          -------    -------    -------    -------
Long-term debt (less current maturities).................................   3,892      3,892      3,619      3,619
Other noncurrent liabilities.............................................     744        744        704        704
Deferred income taxes....................................................   1,176      1,176      1,162      1,162
Contingencies (Note 11)..................................................
Stockholders' equity:
   Class A common stock (51,412,707 and 51,434,872 shares issued and
      outstanding at December 31, 1999 and 1998, respectively)...........       1         --          1         --
   Class B common stock (213,250,000 shares issued and outstanding at
      December 31, 1999 and 1998)........................................       2         --          2         --
   Paid-in capital.......................................................   4,093      4,141      4,092      4,141
   Retained earnings (deficit)...........................................     148        127         (5)       (31)
   Treasury stock, at cost...............................................     (17)        --        (18)        --
   Accumulated other comprehensive income (loss).........................    (293)      (293)      (185)      (185)
   Notes receivable on common stock purchases............................      (2)        --         (2)        --
                                                                          -------    -------    -------    -------
        Total stockholders' equity.......................................   3,932      3,975      3,885      3,925
                                                                          -------    -------    -------    -------
                                                                          $11,707    $11,707    $11,117    $11,116
                                                                          =======    =======    =======    =======


                See Notes to Consolidated Financial Statements.

                             NABISCO HOLDINGS CORP.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (Dollars in Millions and Shares in Thousands)


                                                                     Accumulated
                              Common Stock                             Other
                            ----------------   Paid-in   Retained   Comprehensive  Treasury    Notes
                             Shares   Amount   Capital   Earnings      Income        Stock   Receivable  Total
                            -------   ------   -------   --------    ------------  --------- ----------  ------
Balance at January 1,
   1997...................  265,070     $3      $4,093    $  43        $ (53)         $--       $(2)     $4,084
Net income................                                  405                                             405
Cumulative translation
   adjustment.............                                               (73)                               (73)
Minimum pension liability,
   net of tax benefit of $1                                               (4)                                (4)
Dividends declared........                                 (180)                                           (180)
Repurchase of Class A
   shares.................     (682)                                                   (32)                 (32)
Other.....................                           4                                                        4
                            -------     --      ------    -----        -----          ----      ---      ------
Balance at December
   31, 1997...............  264,388      3       4,097      268         (130)          (32)      (2)      4,204
Net income................                                  (71)                                            (71)
Cumulative translation
  adjustment..............                                               (57)                               (57)
Minimum pension liability,
 net of tax expense of $2                                                  2                                  2
Dividends declared........                                 (185)                                           (185)
Repurchase of Class A
   shares.................     (568)                                                   (27)                 (27)
Class A treasury
   shares issued..........      865                  5      (17)                        41                   29
Other.....................                         (10)                                                     (10)
                            -------     --      ------    -----        -----          ----      ---      ------
Balance at December
   31, 1998...............  264,685      3       4,092       (5)        (185)          (18)      (2)      3,885
Net income................                                  357                                             357
Cumulative translation
   adjustment.............                                              (111)                              (111)
Minimum pension liability,
 net of tax expense of $1                                                  2                                  2
Dividends declared........                                 (198)                                           (198)
Repurchase of Class A
   shares.................     (300)                                                   (12)                 (12)
Class A treasury
   shares issued..........      278                          (5)                        13                    8
Other.....................                           1       (1)           1                                  1
                            -------     --      ------    -----        -----          ----      ---      ------
Balance at December
   31, 1999...............  264,663     $3      $4,093    $ 148        $(293)         $(17)     $(2)     $3,932
                            =======     ==      ======    =====        =====          ====      ===      ======


                See Notes to Consolidated Financial Statements.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1--Summary of Significant Accounting Policies

         The Summary of Significant Accounting Policies below and the other notes to the consolidated financial statements on the following pages are integral parts of the accompanying consolidated financial statements of Nabisco Holdings Corp. ("Nabisco Holdings") and Nabisco, Inc. ("Nabisco"), its direct wholly-owned subsidiary (the "Consolidated Financial Statements"). Nabisco Holdings and Nabisco are referred to collectively as the "Companies."

Consolidation and Use of Estimates

         The Consolidated Financial Statements include the accounts of the Companies and their subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior year amounts have been reclassified to conform to the 1999 presentation.

Cash and Cash Equivalents

         Cash equivalents include all short-term, highly liquid investments that are readily convertible to known amounts of cash and that have original maturities of three months or less. Cash equivalents at December 31, 1999 and 1998, valued at cost (which approximated market value), totaled $54 million and $71 million, respectively.

Inventories

         Inventories are stated at the lower of cost or market. Cost is determined principally under the first-in, first-out method.

Commodity Contracts

         Due to wide fluctuations in the market prices for various agricultural commodities, Nabisco frequently enters into futures contracts to hedge the price risk associated with anticipated purchases. Nabisco realizes changes in the market value of futures contracts that qualify as hedges as an addition to, or reduction from, the raw material inventory cost. Realized gains and losses are recorded in cost of products sold when the related finished products are sold. The amount of hedging losses deferred as of December 31, 1999 and 1998 was $7 million and $5 million, respectively. Any futures contracts that do not qualify for hedge accounting treatment are marked-to-market each reporting period with the resulting market change reflected in cost of products sold in the current period.

Depreciation

         For financial reporting purposes, depreciation expense is generally provided on a straight-line basis, using estimated useful lives of up to 20 years for land improvements, 20 to 40 years for buildings and leasehold improvements and 3 to 30 years for machinery and equipment.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 1--Summary of Significant Accounting Policies (Continued)


Trademarks and Goodwill

         Values assigned to trademarks and goodwill are amortized on a straight-line basis principally over a 40-year period.

Long-lived Assets

         Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis. Assets to be disposed of are reported at the lower of their carrying value or estimated net realizable value.

Revenue Recognition

         Revenue is recognized when title to finished product passes to the customer. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts and product returns.

Other Income (Expense), Net

         Other income (expense), net includes interest income, certain foreign currency gains and losses, expenses related to the sales of accounts receivable, and fees related to banking and borrowing programs.

Advertising

         Advertising costs are generally expensed as incurred. Advertising expense was $250 million, $226 million and $223 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Research and Development

         Research and development expenses, which are expensed as incurred, were $96 million, $100 million and $95 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Interest Rate Financial Instruments

         Interest rate swaps and caps are used to effectively hedge certain interest rate exposures. In both types of hedges, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. Any premium paid or received is amortized over the duration of the hedged instrument. If an arrangement is terminated or effectively terminated prior to maturity, then the realized or unrealized gain or loss is effectively recognized over the remaining

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 1--Summary of Significant Accounting Policies (Continued)

original life of the agreement if the hedged item remains outstanding, or immediately, if the underlying hedged instrument does not remain outstanding. If the arrangement is not terminated or effectively terminated prior to maturity, but the underlying hedged instrument is no longer outstanding, then the unrealized gain or loss on the related interest rate swap or cap is recognized immediately.

Foreign Currency Financial Instruments

         The forward foreign exchange contracts and other hedging arrangements entered into by Nabisco generally mature at the time the hedged foreign currency transactions are settled. Gains or losses on forward foreign currency transactions are determined by changes in market rates and are generally included at settlement in the basis of the underlying hedged transaction. To the extent that the foreign currency transaction does not occur, gains and losses are recognized immediately.

Recently Issued Accounting Pronouncements

         During the second quarter of 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which was required to be adopted by January 1, 2000, with early adoption permitted. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133, which amended SFAS No. 133 to delay its effective date one year. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Nabisco Holdings and Nabisco have not yet determined the impact, if any, that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

Net Income per Share

         Per share data has been computed and presented pursuant to the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share, which was adopted in the fourth quarter of 1997. Net income per common share--basic is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Net income per common share--diluted is calculated by dividing net income by the weighted average number of common shares and common equivalent shares for stock options outstanding during the period.

Income Taxes

         During the second quarter of 1999, the former direct and indirect parents of Nabisco Holdings, RJR Nabisco, Inc., which has been renamed R.J. Reynolds Tobacco Holdings, Inc. ("RJR") and RJR Nabisco Holdings Corp., which has been renamed Nabisco Group Holdings Corp. ("NGH"), completed a series of reorganization transactions as described in Note 2 to the Consolidated Financial Statements. As part of those transactions, NGH, Nabisco Holdings and RJR entered into a tax sharing agreement that sets forth, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after those transactions, certain tax indemnification arrangements and other tax matters such as the filing of tax returns and the handling of audits and other tax proceedings.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 1--Summary of Significant Accounting Policies (Continued)

         The Companies calculate their income taxes on a separate basis from NGH; however, the following modifications were made to the Companies' income taxes because federal income taxes are calculated and paid on a consolidated basis by NGH. To the extent foreign tax credits of the Companies cannot be used currently on a consolidated basis, no current credit is given to the Companies under the tax sharing agreement with NGH, and other credits, losses or benefits of the Companies not used separately are recognized by the Companies if they could be used in filing a consolidated tax return. Deferred federal income taxes are recorded on the Companies' books, and current federal income taxes payable are remitted to NGH. Generally, any adjustments to federal and state income tax liabilities for years after 1989 will be paid by NGH and charged or credited to Nabisco Holdings, as applicable. Any adjustments to federal and state income tax liabilities for 1989 or earlier are the obligation of RJR. NGH will generally pay to Nabisco Holdings any tax refund received by NGH and attributable to the Companies for years after 1989. Foreign income taxes generally are computed on a separate company basis.

Note 2--Reorganization of Nabisco Holdings' Parents

         During the second quarter of 1999, a series of reorganization transactions was completed, as a result of which Nabisco Holdings, Nabisco and their subsidiaries are no longer affiliated with RJR and its subsidiaries. The principal transactions in this reorganization that affected Nabisco Holdings and Nabisco are the following:

         - On May 18, 1999, RJR transferred all of the outstanding Class B Common Stock of Nabisco Holdings to NGH through a merger transaction.

         - On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH common stockholders of record as of May 27, 1999.

         NGH owns 100% of the outstanding Class B Common Stock of Nabisco Holdings, which represents approximately 80.6% of the economic interest and 97.6% of the combined voting power of all of the outstanding Common Stock as of March 15, 2000.

Note 3--Operations


Acquisitions

         In recent years, subsidiaries of Nabisco Holdings have completed a number of acquisitions to expand the domestic and international food businesses, all of which have been accounted for using the purchase method of accounting for business combinations. In September 1999, a subsidiary of Nabisco acquired the stock of Canale S.A., Argentina's fourth largest biscuit company for approximately $134 million resulting in goodwill of $45 million. In November 1999, Nabisco also acquired certain assets and liabilities of Favorite Brands International, Inc., the fourth largest non-chocolate candy company in the United States for approximately $480 million. As of December 31, 1999, a preliminary purchase price allocation was completed, resulting in goodwill of approximately $68 million, subject to finalization of integration plans which could result in an adjustment to goodwill in 2000. In 1998, a subsidiary of Nabisco acquired the assets of the Jamaican biscuit and snacking company, Butterkist, Ltd. for $9 million. The fair value of the assets acquired approximated the purchase price. In December, 1997, Nabisco acquired the stock of Cornnuts, Inc., a manufacturer of crispy corn kernel

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 3--Operations (Continued)

snacks, for approximately $51 million. As of December 31, 1997, the acquisition was carried in other assets in the consolidated balance sheet pending completion of the purchase price allocation. During 1998 the purchase price was allocated resulting in goodwill of $30 million, including $4 million for a plant closure.

         The Consolidated Statements of Income and Comprehensive Income do not include any revenues or expenses related to the acquisitions described above prior to their respective closing dates. The acquisitions were financed through commercial paper borrowings. The following are the Companies' unaudited pro forma results of operations for 1999 and 1998, assuming that the 1999 acquisition of certain assets and liabilities of Favorite Brands International, Inc. had occurred on January 1, 1998.

                                                                                  (Unaudited)
                                                                           Years Ended December 31,
                                                                  ------------------------------------------
                                                                          1999                  1998
                                                                  -------------------    -------------------
In Millions, Except Per Share Amounts                             Nabisco                Nabisco
-------------------------------------                             Holdings    Nabisco    Holdings    Nabisco
                                                                  --------    -------    --------    -------
Net sales....................................................     $8,890       $8,890     $9,146      $9,146
Income (loss) before extraordinary item......................     $  317       $  317     $ (110)     $ (110)
Income (loss) per common share before extraordinary item:
   Basic.....................................................     $ 1.20                  $ (.42)
   Diluted...................................................     $ 1.19                  $ (.42)

         These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

Divestitures and Other Charges

         The 1998 cost of products sold includes a $35 million net gain ($19 million after tax) related to businesses sold and a $21 million charge ($17 million after tax) to exit non-strategic businesses. Both items were recorded in the third quarter. Businesses sold in 1998 include the College Inn brand of canned broths, Plush Pippin frozen pies, the U.S. and Canadian tablespreads and U.S. egg substitute businesses (formerly included in the U.S. Foods Group operating segment) and the Del Monte brand canned vegetable business in Venezuela (formerly included in the International Food Group operating segment) for net proceeds of approximately $550 million.

         In June 1997, Nabisco sold certain domestic regional brands for $50 million that resulted in a $32 million gain ($19 million after tax). In addition, non-recurring expenses of $31 million ($18 million after tax) were recognized. These included a $14 million additional provision to write-down property, plant and equipment ($10 million), intangibles ($2 million) and inventory ($2 million) of the Plush Pippin frozen pie business sold in 1998 at its approximate carrying value of $5 million; $10 million of severance and related benefits for approximately 80 sales persons in the U.S. Foods Group sales organization; and $7 million of exit costs resulting from the relocation of Nabisco International's headquarters from New York City to New Jersey consisting of $6 million for lease abandonment costs and $1 million for employee severance benefits. The net $1 million pre-tax gain from these items is included in selling, advertising, administrative and general expenses in the Consolidated Statements of

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 3--Operations (Continued)


Income. 1997 net sales from the Plush Pippin frozen pie business were $40 million and operating income was not material.

         Net sales for 1998 and 1997 from all divestitures in both years by Nabisco were $298 million and $632 million, respectively. Operating income for 1998 and 1997 from the divested businesses was $33 million and $87 million, respectively.

1998 Restructuring Charges

         In the second and fourth quarters of 1998, Nabisco recorded restructuring charges of $406 million ($268 million after tax) and $124 million ($94 million after tax), respectively. These restructuring programs were undertaken to streamline operations and improve profitability and will result in a workforce reduction of approximately 6,900 employees of which 6,100 positions were eliminated as of December 31, 1999. The headcount reduction represents a slight increase from the original projection of 6,500. The increase resulted from higher than anticipated eliminations as projects were completed and is primarily due to projects in International manufacturing locations and to a lesser extent the Biscuit sales force reorganization. The increase in the number of positions eliminated did not result in incremental spending as higher costs for these projects were offset by lower costs and cash outlays overall, as described below.

         The June 1998 program was substantially completed in 1999 and the December 1998 program is expected to be substantially completed by mid-year 2000. The restructuring programs when completed will require net cash expenditures of approximately $140 million. In addition, the programs required additional restructuring-related expenses of $132 million ($79 million after tax), of which $76 million ($46 million after tax) was incurred in the twelve months ended December 31, 1999, and are now completed. These additional expenses were principally for implementation and integration of the programs and included costs for relocation of employees and equipment and training.

         In 1999, Nabisco recorded a net restructuring credit of $67 million ($48 million after tax), related to the Biscuit, U.S. Foods Group and International businesses of $30 million, $18 million and $19 million, respectively. The credit primarily reflects higher than anticipated proceeds from the sale of facilities closed as part of the 1998 restructuring programs, lower costs and cash outlays than originally estimated for certain of these programs and minor project cancellations offset to a minor extent by increased costs in certain programs.

         The major components of the credit were lower severance and benefit costs for: the sales force reorganization of $21 million; staff reduction at headquarters and operating units of $24 million; and distribution reorganizations of $5 million. The reduced costs reflected unanticipated staff reductions through voluntary separations rather than planned terminations and other net changes in cost estimates. In addition, asset impairment costs were lower by $14 million reflecting higher proceeds and anticipated proceeds from the sales of facilities.

                             NABISCO HOLDINGS CORP.
                                 NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 3--Operations (Continued)

     The key elements of the restructuring programs include:

                                                   Severance       Contract        Asset      Other Exit
In Millions                                       and Benefits   Terminations   Impairments      Costs     Total
-----------                                       ------------   ------------   -----------   ----------   -----
Sales force reorganizations....................      $  37           $  3         $  --          $ --      $  40
Distribution reorganizations...................         16              8             9                       33
Staff reductions...............................         83                            3                       86
Manufacturing costs reduction initiatives......         22                            8                       30
Plant closures.................................         46              3           217            15        281
Product line rationalizations..................          4              4            20            32         60
                                                     -----           ----         -----          ----      -----
      Total 1998 restructuring reserves........        208             18           257            47        530

1999 net restructuring credit..................        (50)             1           (14)           (4)       (67)
                                                     -----           ----         -----          ----      -----
                                                       158             19           243            43        463
                                                     -----           ----         -----          ----      -----

Charges and Payments:
Year ended December 31, 1998...................        (34)            (3)          (12)          (12)       (61)
Year ended December 31, 1999...................        (98)           (11)         (221)          (23)      (353)
                                                     -----           ----         -----          ----      -----
        Total charges and payments, net of cash
           proceeds............................       (132)           (14)         (233)          (35)      (414)
                                                     -----           ----         -----          ----      -----
Reserve and valuation account balances as of
   December 31, 1999...........................      $  26           $  5         $  10          $  8      $  49
                                                     =====           ====         =====          ====      =====

     - Sales force reorganizations consist of $35 million for the Nabisco Biscuit Company to reorganize its direct store delivery sales force to improve its effectiveness and $5 million for the International Food Group, principally Latin America.

     - Distribution reorganizations consist of plans to exit a number of domestic and international distribution and warehouse facilities, principally $19 million for the Nabisco Biscuit Company and $14 million for the International Food Group.

     - Staff reductions consist of headquarters and operating unit realignments, functional consolidations and eliminations of positions throughout the Company. Amounts are: $37 million for the U.S. Foods Group; $26 million for Nabisco International headquarters, Canada and other foreign units; $15 million for corporate headquarters; and $8 million for the Nabisco Biscuit Company.

     - Manufacturing cost reduction initiatives consist of a number of domestic and international programs to increase productivity, principally $19 million for the Nabisco Biscuit Company and $7 million for Canada.

     - Plant closure accruals are for the closure and future sale of 18 production facilities in order to improve manufacturing efficiencies and reduce costs. Amounts are: Nabisco Biscuit Company $217 million; U.S. Foods Group $12 million; and International Food Group $52 million. Other exit costs consist of carrying costs to be incurred prior to sale.

                             NABISCO HOLDINGS CORP.
                                 NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 3--Operations (Continued)


     - Product line rationalizations consist of exit costs to discontinue a number of domestic and international product lines. Other exit costs are principally write-offs for disposals of various discontinued products. Amounts are: U.S. Foods Group $34 million; Nabisco Biscuit Company $14 million; and International Food Group $12 million.

     The key elements of the restructuring programs, after the restructuring credit of $67 million include:

                                                    Severance      Contract        Asset      Other Exit
In Millions                                       and Benefits   Terminations   Impairments      Costs     Total
-----------                                       ------------   ------------   -----------   ----------   -----
Sales force reorganizations....................       $ 16           $ 3            $ --          $--       $ 19
Distribution reorganizations...................         11             4               7                      22
Staff reductions...............................         59             1               4                      64
Manufacturing costs reduction initiatives......         19                             8                      27
Plant closures.................................         51             6             203           15        275
Product line rationalizations..................          2             5              21           28         56
                                                      ----           ---            ----          ---       ----
      Total restructuring charges..............       $158           $19            $243          $43       $463
                                                      ====           ===            ====          ===       ====

     Total charges and payments include cash expenditures, non-cash charges primarily for asset impairments and committed severance and benefits to be paid. The total cash payments, net of cash proceeds applied against the restructuring reserves totaled $103 million, which is comprised of cumulative cash expenditures of $124 million and cumulative cash proceeds of $21 million. For the year ended December 31, 1999, cash payments, net of cash proceeds totaled $65 million, which is comprised of $86 million of cash expenditures and $21 million of cash proceeds which were applied against the restructuring reserves.

     Asset impairments in connection with the restructuring program were identified and measured in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In instances where the held and used method was applied, which includes all plant closures, the fair value of impaired assets was determined using the discounted cash flows generated from assets while still in use and the estimated proceeds from their ultimate sale.

     As of December 31, 1999, production had ceased in 16 of the 18 facilities identified under the programs. Nabisco decided not to close the remaining two small facilities in the International Food Group due to volatile economic conditions and a highly inflationary economy which made the economic benefit unachievable.


Note 4--Accounts Receivable

     Nabisco maintains an arrangement to sell for cash substantially all of its eligible domestic trade accounts receivable to a financial institution pursuant to a purchase and sale agreement. Eligible trade accounts receivable, which are sold without recourse, are accounts that are not in excess of certain agreed-upon concentration amounts, and exclude amounts that may be delinquent, in default, or disputed. Eligible accounts are sold on a daily basis and are settled monthly. The maximum amount of outstanding eligible trade accounts receivable sold at any time is $400 million. Nabisco provides

                             NABISCO HOLDINGS CORP.
                                 NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 4--Accounts Receivable (Continued)


ongoing credit and collection services on the sold accounts. The current agreement will expire in October 2001. The weighted-average discount rates were 5.6%, 5.8% and 5.8% for the three years ended December 31, 1999, 1998 and 1997, respectively. These rates were based upon the financial institution's commercial paper borrowing rate plus participation fees of approximately 0.3% which are adjusted annually. In addition, similar arrangements have been established for the sale of trade accounts receivable by certain foreign subsidiaries. Eligible trade accounts receivable balances sold were $260 million and $381 million as December 31, 1999 and 1998, respectively. The aggregate expenses related to the sales of trade accounts receivable included in Other income (expense), net were $17 million in 1999, $19 million in 1998 and $20 million in 1997.


Note 5--Inventories

     The major classes of inventory are shown in the table below:

                                             December 31,    December 31,
In Millions                                      1999            1998
-----------                                  ------------    ------------
Finished products...........................     $551            $457
Raw materials...............................      199             164
Other.......................................      148             132
                                                 ----            ----
      Total.................................     $898            $753
                                                 ====            ====


Note 6--Property, Plant and Equipment

     Components of property, plant and equipment were as follows:

                                             December 31,    December 31,
In Millions                                      1999            1998
-----------                                  ------------    ------------
Land and land improvements..................   $   196         $   192
Buildings and leasehold improvements........       962             937
Machinery and equipment.....................     3,596           3,385
Construction-in-process.....................       299             292
                                               -------         -------
                                                 5,053           4,806
Less accumulated depreciation...............    (1,966)         (1,859)
                                               -------         -------
      Net property, plant and equipment.....   $ 3,087         $ 2,947
                                               =======         =======


Note 7--Notes Payable

     Notes payable consist of notes payable to banks by foreign subsidiaries and $5 million of commercial paper borrowings by certain foreign subsidiaries as of December 31, 1999 and $9 million of commercial paper borrowings by certain foreign subsidiaries as of December 31, 1998. The weighted average interest rate on all notes payable and commercial paper borrowings was 8.2% and 8.0% at December 31, 1999 and 1998, respectively. The weighted average interest rates include borrowing rates in countries with high inflation, primarily in Latin America and South Africa.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



Note 8--Accrued Liabilities


     Accrued liabilities consisted of the following:

                                               December 31,   December 31,
In Millions                                        1999           1998
-----------                                    ------------   ------------
Payroll and employee benefits..................  $  349          $  274
Marketing and advertising......................     272             237
Restructuring..................................      35             202
Insurance......................................      53              50
Taxes, other than income taxes.................      53              47
Interest.......................................      69              70
All other......................................     139             117
                                                 ------          ------
           Nabisco.............................     970             997
Dividends payable on Common Stock..............      50              46
                                                 ------          ------
           Nabisco Holdings....................  $1,020          $1,043
                                                 ======          ======

Note 9--Income Taxes

     The provision (benefit) for income taxes before extraordinary item consisted of the following:

                                                                Years Ended December 31,
                                        ----------------------------------------------------------------------
In Millions                                     1999                     1998                      1997
-----------                             --------------------      ------------------        ------------------
                                        Nabisco                   Nabisco                   Nabisco
                                        Holdings    Nabisco       Holdings   Nabisco        Holdings   Nabisco
                                        --------    -------       --------   -------        --------   -------
Current:
  Federal.......................        $109        $109          $158        $158          $211        $211
  Foreign and other.............          65          65            70          70            71          71
                                        ----        ----          ----        ----          ----        ----
                                         174         174           228         228           282         282
                                        ----        ----          ----        ----          ----        ----
Deferred:
  Federal.......................          39          39          (172)       (172)            2           2
  Foreign and other.............           9           9           (16)        (16)            9           9
                                        ----        ----          ----        ----          ----        ----
                                          48          48          (188)       (188)           11          11
                                        ----        ----          ----        ----          ----        ----
Provision for income taxes......        $222        $222          $ 40        $ 40          $293        $293
                                        ====        ====          ====        ====          ====        ====

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 9--Income Taxes (Continued)

     The components of the deferred income tax (assets) and liabilities were as follows:

                                                                    December 31,
In Millions                                                     1999         1998
-----------                                                     ----         ----
Current deferred income tax assets:
  Accrued liabilities and other...........................    $ (121)      $ (103)
  Valuation allowance.....................................         5            5
                                                              ------       ------
       Net current deferred income tax assets.............      (116)         (98)
                                                              ------       ------
Non-current deferred income tax assets:
  Pension liabilities.....................................       (14)         (24)
  Other postretirement liabilities........................      (149)        (149)
  Other non-current liabilities...........................       (82)        (134)
                                                              ------       ------
     Total non-current deferred income tax
       assets before valuation allowance..................      (245)        (307)
  Valuation allowance, primarily foreign
      net operating losses................................        85           82
                                                              ------       ------
     Net non-current deferred income tax assets...........      (160)        (225)
                                                              ------       ------
Non-current deferred income tax liabilities:
  Property, plant and equipment...........................       277          322
  Trademarks..............................................     1,004        1,027
  Other...................................................        55           38
                                                              ------       ------
     Total non-current deferred income tax liabilities....     1,336        1,387
                                                              ------       ------
     Net non-current deferred income tax liabilities......    $1,176       $1,162
                                                              ======       ======

     Pre-tax income (loss) before extraordinary item for domestic and foreign operations is shown in the following table:


                                                                    Years Ended December 31,
                                                ---------------------------------------------------------------
In Millions                                             1999                  1998                  1997
-----------                                     -------------------    ------------------    ------------------
                                                Nabisco                Nabisco               Nabisco
                                                Holdings    Nabisco    Holdings   Nabisco    Holdings   Nabisco
                                                --------    -------    --------   -------    --------   -------
Domestic (includes U.S. exports).............     $371        $371      $(77)      $(77)       $553       $553
Foreign......................................      211         211        46         46         171        171
                                                  ----        ----      ----       ----        ----       ----
Pre-tax income (loss)........................     $582        $582      $(31)      $(31)       $724       $724
                                                  ====        ====      ====       ====        ====       ====

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 9--Income Taxes (Continued)

     The differences between the provision for income taxes and income taxes computed at statutory U.S. federal income tax rates are explained as follows:

                                                                            Years Ended December 31,
                                                        ---------------------------------------------------------------
In Millions                                                     1999                  1998                  1997
-----------                                             -------------------    ------------------    ------------------
                                                        Nabisco                Nabisco               Nabisco
                                                        Holdings    Nabisco    Holdings   Nabisco    Holdings   Nabisco
                                                        --------    -------    --------   -------    --------   -------
Reconciliation from statutory rate to effective rate:
Income taxes computed at statutory U.S.
   federal income tax rates..........................     $204        $204      $(11)      $(11)       $254       $254
State taxes, net of federal benefit..................       15          15        17         17          21         21
Goodwill amortization................................       30          30        30         30          30         30
Taxes on foreign operations at rates other than
   statutory U.S. federal rate.......................      (24)        (24)       12         12         (10)       (10)
Other items, net.....................................       (3)         (3)       (8)        (8)         (2)        (2)
                                                          ----        ----    ------     ------        ----       ----
Provision for income taxes...........................     $222        $222      $ 40       $ 40        $293       $293
                                                          ====        ====    ======     ======        ====       ====
Effective tax rate...................................     38.2%       38.2%   (128.4)%   (128.4)%      40.5%      40.5%
                                                          ====        ====    ======     ======        ====       ====


     The reported effective tax rate was 38.2% in 1999 versus the (128.4)% rate for 1998. The 38.2% effective tax rate benefited from the 28.3% effective tax rate recorded on restructuring credits. Excluding the tax related impact from restructuring credits in 1999 and restructuring charges and the net gain from divestitures in 1998, the effective tax rates are 39.5% and 40.5% for 1999 and 1998, respectively. The reported effective tax rate for 1997 was 40.5%.

     At December 31, 1999, there was $802 million of accumulated and undistributed income of foreign subsidiaries. These earnings are intended by management to be reinvested abroad indefinitely. Accordingly, no applicable U.S. federal deferred income taxes have been provided nor is a determination of the amount of unrecognized U.S. federal deferred income taxes practicable.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 10--Long-term Debt


         Long-term debt consisted of the following:


                                                                        December 31,   December 31,
In Millions                                                                 1999           1998
-----------                                                             ------------   ------------

Commercial paper, average interest rates of 6.4% and 5.7%..........        $  902         $  174
8.3% notes due April 15, 1999......................................            --            106
8.0% notes due January 15, 2000....................................           148            148
6.24% pound sterling notes due August 12, 2001.....................            --            163
6.8% notes due September 1, 2001...................................            80             80
6.7% notes due June 15, 2002.......................................           400            400
6.85% notes due June 15, 2005......................................           400            400
7.05% notes due July 15, 2007......................................           400            400
5.38% notes due August 26, 2009....................................            --            200
6.0% notes due February 15, 2011...................................           400            400
7.55% debentures due June 15, 2015.................................           399            399
6.13% notes due February 1, 2033...................................           299            299
6.38% notes due February 1, 2035...................................           299            299
Other long-term debt...............................................           323            269
Less current maturities............................................          (158)          (118)
                                                                           ------         ------
   Total...........................................................        $3,892         $3,619
                                                                           ======         ======


         The payment of long-term debt through December 31, 2004 is due as follows (in millions): 2001-$139; 2002-$1,399; 2003-$52 and 2004-$97.

         Nabisco Holdings and Nabisco maintain a $1.5 billion revolving credit facility and a 364-day $1.10 billion credit facility primarily to support commercial paper issuances. At the end of the 364-day period, any borrowings outstanding under the 364-day credit facility are convertible into a three-year term loan at Nabisco's option. The commitments under the revolving credit facility decline to approximately $1.46 billion on October 31, 2001 for the final year. Borrowings under the revolving credit facility bear interest at rates which vary with the prime rate or LIBOR. Borrowings under the 364-day credit facility bear interest at rates which vary with LIBOR. At December 31, 1999, the full $1.5 billion was available under the revolving credit facility and $198 million was available under the 364-day credit facility. Similar facilities were in place during 1998 and 1997.

         Commercial paper borrowings have been included under long-term debt based on Nabisco's intention, and ability under its credit facilities, to refinance these borrowings for more than one year.

         The credit facilities restrict dividends and distributions after January 1, 1999 by Nabisco Holdings to holders of its equity securities by requiring a minimum net worth amount. As of December 31, 1999, actual net worth, as defined, exceeded required net worth by approximately $915 million.

         The credit facilities also limit the ability of Nabisco Holdings and its subsidiaries to incur indebtedness, engage in transactions with stockholders and affiliates, create liens, acquire, sell or dispose of certain assets and securities and engage in certain mergers or consolidations. Nabisco and

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 10--Long-term Debt (Continued)


Nabisco Holdings believe that they are currently in compliance with all covenants and restrictions imposed by the terms of their indebtedness.

         In August 1997, Nabisco issued $200 million of floating rate (5.38% at December 31, 1998) notes due August 2009. During the third quarter of 1999 Nabisco exercised a call option to redeem these notes and recognized an after tax extraordinary loss of approximately $3 million. This redemption was refinanced with commercial paper.

         In December 1997, Nabisco completed a tender offer and redeemed $432 million of its $538 million 8.3% notes due 1999 and $541 million of its $688 million outstanding 8% notes due 2000. An extraordinary loss of $43 million ($26 million after tax) was recorded for this transaction. The redemption of these notes was financed with additional short-term borrowings, which in turn were refinanced by the issuance of long-term debt in January 1998.

         In January 1998, Nabisco issued $400 million of 6% notes due February 15, 2011 which are putable and callable on February 15, 2001; $300 million of 6 1/8% notes due February 1, 2033 which are putable and callable on February 1, 2003; and $300 million of 6 3/8% notes due February 1, 2035 which are putable and callable on February 1, 2005. Unless the notes are put, the interest rates on the 6% notes, the 6 1/8% notes and the 6 3/8% notes are reset on the applicable put/call date at 5.75%, 6.07% and 6.07%, respectively, plus, in each case, Nabisco's future credit spread on treasury notes of comparable maturities. Nabisco no longer retains the right to call these notes as these options were sold at issuance for $41 million. The net proceeds from these notes and the sale of call options were used to repay commercial paper borrowings.

         Nabisco filed a shelf registration statement with the Securities and Exchange Commission for $1.0 billion of debt which was declared effective on December 10, 1999.

         The estimated fair value of long-term debt, including current maturities at December 31, 1999 and 1998 was approximately $4.0 billion for both years. Considerable judgment was required in interpreting market data to develop the estimates of fair value. In addition, the use of different market assumptions and/or estimation methodologies may have had a material effect on the estimated fair value amounts. Accordingly, the estimated fair value of long-term debt as of December 31, 1999 and 1998 is not necessarily indicative of the amounts that Nabisco could realize in a current market exchange.

Note 11--Contingencies

         Nabisco Holdings or certain of its subsidiaries have been named "potentially responsible parties" with third parties under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or may have indemnification obligations with respect to 14 sites. Liability under CERCLA is joint and several. Although it is difficult to identify precisely the estimated cost of resolving these CERCLA matters, such expenditures or costs are not expected to have a material adverse effect on Nabisco Holdings' or Nabisco's financial condition or results of operations.

         In addition, a subsidiary of Nabisco may have indemnification obligations to a third party with respect to certain lawsuits arising from a CERCLA site although the subsidiary itself is not named in the lawsuits. Management cannot currently predict the likelihood that it will have to perform on these obligations or what the magnitude of the obligations would be.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 12--Related Party Transactions

         NGH, RJR and R.J. Reynolds Tobacco Company entered into several agreements governing the relationships among the parties after the distribution of RJR's shares to NGH stockholders, including the provision of intercompany services by Nabisco to NGH, certain tax matters, indemnification rights and obligations and other matters among the parties.

         These agreements replaced a predecessor intercompany services agreement, a predecessor tax sharing agreement and a predecessor corporate agreement that had previously been in place between Nabisco Holdings and RJR. Nabisco Holdings and Nabisco do not anticipate that Nabisco Holdings' entry into these new agreements will have a material effect on either entity's financial condition or results of operations.

Note 13--Commitments

         At December 31, 1999, other commitments totaled approximately $239 million, which included $28 million for capital commitments and $211 million related to operating lease commitments. The operating lease amounts for each of the five succeeding years are: 2000--$37 million; 2001--$29 million; 2002--$25 million; 2003--$20 million; 2004--$20 million; and in 2005 and thereafter--$80 million. Rent expense, including operating leases was $102 million, $89 million and $84 million for the three years ended December 31, 1999, 1998 and 1997, respectively.

Note 14--Financial Instruments

Interest Rate

         Nabisco manages its debt structure and interest rate risk through the use of fixed and floating rate debt, and through the use of derivatives. Nabisco uses interest rate swaps and caps to hedge its exposure to interest rate changes, and also to lower its financing costs.

         At December 31, 1999, outstanding interest rate caps had an aggregate notional principal amount of $700 million and expire in June 2000. The estimated fair values of these financial instruments as of December 31, 1999, and similar financial instruments as of December 31, 1998, were favorable by less than $1 million.

         At December 31, 1999, outstanding fixed to floating interest rate swaps for $102 million notional principal amount had estimated fair values which were unfavorable by approximately $4 million. These swaps expire as follows: $29 million in 2003; and $73 million in 2004. At December 31, 1998, similar financial instruments for $565 million had estimated fair values which were favorable by approximately $11 million.

         Estimated fair values for all interest rate financial instruments were based on calculations by independent third parties.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 14--Financial Instruments (Continued)

Foreign Currency

         At December 31, 1999 and 1998, Nabisco had outstanding forward foreign exchange contracts with banks to purchase and sell an aggregate amount of $5 million and $21 million, respectively. Such contracts were primarily entered into to hedge certain international subsidiary debt. The purpose of Nabisco's foreign currency hedging activities is to protect Nabisco from risk that the eventual U.S. dollar cash flows resulting from transactions with international parties will be adversely affected by changes in exchange rates. Based on calculations from independent third parties, the estimated fair value of these financial instruments as of December 31, 1999 was favorable by less than $1 million and as of December 31, 1998 was unfavorable by approximately $1 million.

Market and Credit Risk

         The outstanding interest rate and foreign currency financial instruments involve, to varying degrees, elements of market risk as a result of potential changes in interest and foreign currency exchange rates. To the extent that the financial instruments entered into remain outstanding as effective hedges of existing interest rate and foreign currency exposure, the impact of such potential changes in interest rates and foreign currency exchange rates on the financial instruments entered into would offset the related impact on the items being hedged. Also, Nabisco may be exposed to credit losses in the event of non-performance by the counterparties to these financial instruments. However, management continually monitors its positions and the credit rating of its counterparties and therefore, does not anticipate any non-performance.

         There are no significant concentrations of credit risk with any individual counterparties or groups of counterparties as a result of any financial instruments entered into including those financial instruments discussed above.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 15--Retirement Benefits

         Nabisco and its subsidiaries sponsor a number of non-contributory and contributory defined benefit pension plans covering most U.S. and certain foreign employees and former employees of Nabisco, Nabisco Holdings and NGH. Additionally, Nabisco and its subsidiaries participate in several (i) multi-employer plans, which provide benefits to certain union employees, and
(ii) defined contribution plans, which provide benefits to certain employees in foreign countries. Nabisco also provides certain other postretirement health and life insurance benefits for retired employees of Nabisco, Nabisco Holdings and NGH and their dependents.

         In connection with the reorganization transactions described in Note 2 to the Consolidated Financial Statements, the assets and liabilities of the Retirement Plan for Employees of RJR Nabisco, Inc. (the "old plan") were split into two plans. One plan covers employees and former employees of Nabisco, Nabisco Holdings and NGH (the "Nabisco Plan") and the other plan covers employees and former employees of RJR.

         The split of assets and liabilities of the old plan was in accordance with a May 1999 agreement between the Pension Benefit Guaranty Corporation ("PBGC") and RJR Nabisco Holdings Corp. (now known as NGH). Based on this agreement and as required by Section 414(l) of the Internal Revenue Code, the assets of the old plan were allocated in proportion to the benefit obligations of each of the respective plans. The use of this methodology resulted in a lower actual net transfer of assets to the Nabisco Plan of $69 million and assumption of higher actual benefit obligations of $30 million than the allocated amounts used in the December 31, 1998 consolidated financial statements. These amounts have been reflected as transfers between other members of a controlled group in the following disclosures. The impact of this change, an increase in the unfunded pension liability of $99 million, will be recognized in net periodic benefit costs over future periods. As a result, the 1999 net periodic benefit cost for Nabisco increased by approximately $7 million. The PBGC agreement did not require Nabisco to make additional contributions to the Nabisco Plan.

         Effective in 1999, all assets and benefit obligations for Nabisco, Nabisco Holdings and NGH were consolidated in the following disclosures. However, the net periodic benefit cost for former employees of NGH continues to be accrued in the financial statements of NGH.

         In addition to the change in unfunded pension liability in the Nabisco Plan described above, $28 million of unfunded benefit obligations were reflected as a transfer from other members of a controlled group due to benefit obligations attributable to former employees of NGH. All of the liabilities attributable to these obligations are accrued in the financial statements of NGH.

         The portion of the unfunded surplus (benefit) obligation for pension benefits attributable to Nabisco was $98 million and $(117) million as of December 31, 1999 and 1998, respectively.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 15--Retirement Benefits (Continued)

                                                                        Pension Benefits      Other Benefits
                                                                        ----------------      --------------
                                                                          December 31,         December 31,
                                                                        ----------------      --------------
In Millions                                                              1999      1998       1999      1998
-----------                                                              ----      ----       ----      ----
Change in benefit obligation
Benefit obligation at January 1......................................   $1,693    $1,718     $ 460     $ 531
Service cost.........................................................       50        46         6         6
Interest cost........................................................      112       114        32        33
Plan amendments......................................................       --        (6)       --        --
Actuarial (gain) loss................................................     (206)       (6)      (31)      (68)
Foreign currency translation.........................................       15       (15)        2        (2)
Benefits paid........................................................     (158)     (158)      (44)      (40)
Transfer from other members of controlled group......................       58        --         4        --
                                                                        ------    ------     -----     -----
Obligations at December 31...........................................    1,564     1,693       429       460
                                                                        ------    ------     -----     -----
Change in plan assets
Fair value of plan assets at January 1...............................    1,576     1,568        --        --
Actual return on plan assets.........................................      247       141        --        --
Employer contributions...............................................       36        40        44        40
Plan participants' contributions.....................................        1         1        --        --
Foreign currency translation.........................................       17       (16)       --        --
Benefits paid........................................................     (158)     (153)      (44)      (40)
Settlements..........................................................       --        (5)       --        --
Transfer to other members of controlled group........................      (69)       --        --        --
                                                                        ------    ------     -----     -----
Fair value of plan assets at December 31.............................    1,650     1,576        --        --
                                                                        ------    ------     -----     -----
Funded status
Funded status at December 31.........................................       86      (117)     (429)     (460)
Unrecognized transition asset........................................       (1)       (2)       (2)       (3)
Unrecognized prior service cost......................................        4         5        --        --
Unrecognized (gain) loss.............................................     (189)       35         8        37
                                                                        ------    ------     -----     -----
Net amount recognized................................................   $ (100)   $  (79)    $(423)    $(426)
                                                                        ======    ======     =====     =====
Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost.................................................   $   22    $   19     $  --     $  --
Accrued benefit liability............................................     (135)     (112)     (423)     (426)
Intangible asset.....................................................        2         2        --        --
Accumulated other comprehensive income...............................       11        12        --        --
                                                                        ------    ------     -----     -----
Net amount recognized................................................   $ (100)   $  (79)    $(423)    $(426)
                                                                        ======    ======     =====     =====

         Of the net amount recognized at December 31, 1999, $(16) million for pension benefits and $(6) million for other benefits was recorded by NGH.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 15--Retirement Benefits (Continued)

         Plan assets consist primarily of a diversified portfolio of fixed-income investments, debt and equity securities and cash equivalents. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were as follows:

                                                                 December 31,
                                                                 ------------
In Millions                                                      1999    1998
-----------                                                      ----    ----
Projected benefit obligation...............................       $67     $95
Accumulated benefit obligation.............................       $67     $92
Fair value of plan assets..................................       $ 3     $40

         The components of net periodic benefit cost are as follows:

                                                                Pension Benefits            Other Benefits
                                                           --------------------------    --------------------
                                                                   Years Ended                Years Ended
                                                                   December 31,              December 31,
                                                           --------------------------    --------------------
In Millions                                                1999       1998       1997    1999    1998    1997
-----------                                                ----       ----       ----    ----    ----    ----
Service cost............................................. $  50      $  46      $  39    $  6    $  6    $  7
Employee contributions...................................    (1)        --         --      --      --      --
Interest cost............................................   112        114        116      32      33      36
Expected return on plan assets...........................  (133)      (135)      (129)     --      --      --
Amortization of transition (asset) obligation............    (1)        (1)        (1)     (3)     (2)     (3)
Amortization of prior service cost.......................     3          3          3      --      --      --
Amortization of net (gain) loss..........................     1         (2)        (2)      1      --      --
Settlement (gain) loss...................................    --          2         --      --      --      --
                                                           ----       ----       ----     ---     ---     ---
Net periodic benefit cost................................    31         27         26    $ 36    $ 37    $ 40
                                                                                         ====    ====    ====
Multi-employer and defined contribution plans............    32         32         33
                                                           ----       ----       ----
Total pension benefit cost............................... $  63      $  59      $  59
                                                          =====      =====      =====

         Of the 1999 net periodic benefit cost, approximately $1 million for pension benefits and less than $1 million for other benefits was recorded by NGH.

         The principal plans used the following weighted average actuarial assumptions for accounting purposes:

                                                           Pension Benefits      Other Benefits
                                                           ----------------      ---------------
                                                             December 31,          December 31,
                                                           ----------------      ---------------
                                                            1999      1998       1999       1998
                                                            ----      ----       ----       ----
Discount rate............................................   7.9%      6.9%       8.0%       6.8%
Expected return on plan assets...........................   9.3%      9.3%
Rate of compensation increase............................   4.6%      4.7%

         The assumed health care cost trend rate was 5.5% in 1999 and 5% in 2000 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health

                             NABISCO HOLDINGS CORP.
                                 NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15--Retirement Benefits (Continued)

care plan. A one-percentage-point change in the assumed health care cost trend rates would have had the following impact on 1999 amounts:

                                                                   1-Percentage-   1-Percentage-
                                                                       Point           Point
In Millions                                                           Increase        Decrease
-----------                                                        -------------   -------------
Increase (decrease) in postretirement benefit cost...........           $ 3           $ (2)
Increase (decrease) in postretirement benefit obligation.....           $31           $(27)


Note 16--Stockholders' Equity

Nabisco Holdings

         The authorized capital stock of Nabisco Holdings consists of (a)
1 billion shares of Common Stock, par value $.01 per share, of which (i) 265,000,000 shares have been designated as Class A Common Stock, of which 51,819,653 shares are issued, (ii) 213,250,000 shares have been designated as Class B Common Stock, all of which are issued and outstanding, (iii) the remaining 521,750,000 shares may be designated by the board of directors as either Class A or Class B Common Stock prior to issuance, and (b) 75,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares have been issued.

         The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock.

         NGH beneficially owns 100% of the Class B Common Stock of Nabisco Holdings which represents 80.6% of the economic interest and 97.6% of the combined voting power of the Common Stock as of December 31, 1999. Any shares of Class B Common Stock disposed of by NGH shall automatically convert to shares of Class A Common Stock on a share-for-share basis upon such disposition, except for (i) a disposition to one of its subsidiaries or (ii) a disposition effected in connection with a transfer of Class B Common Stock to the stockholders of NGH as a dividend intended to be on a tax-free basis in which case the conversion of the Class B Common Stock to Class A Common Stock will be structured as necessary to preserve the tax-free status of the transfer.

         In December 1997, Nabisco Holdings' board of directors authorized the repurchase from time to time of up to 2 million shares of Class A Common Stock. As of December 31, 1999, Nabisco Holdings had reacquired 1,550,000 shares, of which 1,143,054 shares were used to satisfy awards under the Nabisco Holdings 1994 Long Term Incentive Plan.

         During 1996, 54,981 shares of Class A Common Stock were sold in connection with purchase stock grants awarded under the Nabisco LTIP. The shares were purchased at their fair market value for a total of approximately $2 million by two then current members of the board of directors. The borrowings are presented as notes receivable in the Consolidated Statement of Stockholders' Equity.

         Nabisco Holdings' dividends are funded from matching dividends paid on the same dates by Nabisco.

                             NABISCO HOLDINGS CORP.
                                 NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16--Stockholders' Equity (Continued)

Stock Plans

         The Nabisco Holdings Corp. 1994 Long Term Incentive Plan (the "Nabisco LTIP") provides for grants of incentive stock options, other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares, or other stock-based grants. Awards under the Nabisco LTIP may be granted to key employees of, or other persons having a unique relationship to Nabisco Holdings and its subsidiaries, all as determined by the compensation committee of the board of directors. Members of the compensation committee are ineligible for grants. The maximum number of shares which may be granted in respect of all awards during the term of the Nabisco LTIP is 28.3 million shares of Class A Common Stock. The Nabisco LTIP has limits as to the amount of shares which may be issued. The annually granted stock options have a 15 year term for the 1995 grants and a 10 year term for grants made thereafter. Stock option grants vest over three years, and are exercisable three years after the grant date. The exercise price is the fair market value of the stock at the grant date.

         Directors of Nabisco Holdings who have never been employees of NGH or any of its subsidiaries are eligible to be granted options under a separate plan which provides for the issuance of a maximum of 300,000 shares of Class A Common Stock. The option terms are substantially similar to the Nabisco LTIP. Stock option grants during 1999, 1998 and 1997 were 4,700, 3,600 and 6,000 shares, respectively.

         As of December 31, 1999, 9,108,434 shares were available for future grants under the Nabisco Holdings stock plans. The changes in stock options under the stock plans were as follows:

                                                     1999                       1998                       1997
                                              ----------------------     ---------------------      ---------------------
                                                           Weighted-                  Weighted-                  Weighted-
                                                            Average                    Average                    Average
                                                           Exercise                   Exercise                   Exercise
Options in thousands                          Options       Price        Options       Price        Options       Price
--------------------                          -------      ---------     -------      --------      -------      --------
Balance at beginning of year...........        15,514         $32.75      14,160         $30.15      11,728         $28.57
Granted................................         3,604          42.61       2,831          45.51       2,759          37.22
Exercised..............................          (278)         28.89        (833)         27.50          --             --
Cancelled..............................          (528)         42.62        (644)         38.59        (327)         33.13
                                               ------                     ------                     ------
Balance at end of year.................        18,312         $34.46      15,514         $32.75      14,160         $30.15
                                               ======                     ======                     ======
Exercisable at end of year.............        10,222         $28.52       7,806         $26.67          --
                                               ======                     ======                     ======

                                                                           Options Outstanding
                                                       ---------------------------------------------------------
Options in thousands, life in years                      Number          Weighted-Average
-----------------------------------                    Outstanding           Remaining          Weighted-Average
Range of Exercise Prices                               at 12/31/99       Contractual Life        Exercise Price
------------------------                               -----------       -----------------      ----------------
$24.50 - $27.88..................................         4,476                10.1                  $25.61
$28.00 - $32.94..................................         3,237                10.0                   28.26
$33.00 - $36.94..................................         2,516                 6.2                   33.99
$37.00 - $43.31..................................         5,700                 8.3                   40.44
$44.88 - $52.88..................................         2,383                 8.1                   45.69
                                                         ------
                                                         18,312                 8.7                  $34.46
                                                         ======

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 16--Stockholders' Equity (Continued)

         Nabisco Holdings recognizes and measures costs related to employee stock plans utilizing the intrinsic value based method. Had compensation expense been determined based upon the fair value of awards granted during 1999, 1998 and 1997, Nabisco Holdings' results would have been as indicated in the table below. Nabisco's net income (loss) would have been reduced by the same amounts indicated.


                                                                       Years Ended December 31,
                                                    --------------------------------------------------------------------
                                                           1999                     1998                    1997
                                                    -------------------      -------------------     -------------------
                                                        As      Pro              As      Pro             As      Pro
                                                    Reported    Forma        Reported    Forma       Reported    Forma
                                                    --------    -----        --------    -----       --------    -----
Net income (loss) (in millions)..................     $ 357     $  337        $ (71)    $  (89)        $ 405     $  387
Net income (loss) per share - basic..............     $1.35     $ 1.27        $(.27)    $ (.34)        $1.53     $ 1.46
Net income (loss) per share - diluted............     $1.34     $ 1.27        $(.27)    $ (.34)        $1.51     $ 1.44
Weighted-average fair value of options granted
  during the year................................               $13.17                  $14.27                   $12.55

         For options granted, fair value was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                            1999    1998    1997
                                                            ----    ----    ----
Dividend yield........................................      1.9%    1.7%    1.7%
Expected volatility...................................       26%     23%     23%
Risk-free interest rate...............................      5.1%    5.7%    6.6%
Expected option life (years)..........................        7       7       7

Note 17--Segment Information

Operating Segment Data

         Nabisco Holdings is a holding company whose subsidiaries are engaged in the manufacture, distribution and sale of cookies, crackers, and other food products. Nabisco Holdings is organized and reports its results of operations in three business segments: Nabisco Biscuit, the U.S. Foods Group and the International Food Group which are segregated by both product and geographic area.

         The Company evaluates performance and allocates resources based on ongoing operating company contribution ("OCC"). Ongoing OCC for each reportable segment is operating income before amortization of intangibles and exclusive of restructuring charges and credits, restructuring-related expenses, and net gains on divested businesses. The accounting policies of the segments are the same as those described in Note 1.

         Nabisco Biscuit manufactures and markets cookies and crackers in the United States. Its products are sold to major grocery and other large retail chains through its own direct store delivery system. The U.S. Foods Group represents other food operations in the United States and manufactures and markets sauces and condiments, pet snacks, hot cereals, dry mix desserts, gelatins, non-chocolate candy, gum, nuts and salty snacks. It sells to major grocery chains, national drug and mass merchandisers, convenience channels and warehouse clubs through a direct sales force. It also sells to small retail grocery chains and regional mass merchandisers through independent brokers. The International Food Group conducts Nabisco's international operations, outside the United States, primarily in markets in

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 17--Segment Information (Continued)


Latin America, Canada, certain markets in Europe, the Middle East, Africa and Asia. The International Food Group primarily produces and markets biscuits, powdered dessert and dry mixes, baking powder, pasta, juices, milk products and other grocery items.

         One of Nabisco's customers accounted for approximately 11% of consolidated net sales in 1999 and no customer accounted for 10% or more of consolidated net sales in 1998 and 1997. Sales to this customer are included in the net sales amount for each of our business segments.


                                                                    Years Ended December 31,
                                                                -------------------------------
In Millions                                                      1999        1998        1997
-----------                                                     ------      ------      ------
Net sales from external customers:

   Biscuit................................................      $3,640      $3,542      $3,545
   U.S. Foods Group.......................................       2,246       2,047       1,988
   International Food Group...............................       2,382       2,513       2,569
                                                                ------      ------      ------
      Total ongoing.......................................       8,268       8,102       8,102
                                                                ------      ------      ------
   U.S. Foods Group.......................................          --         287         616
   International Food Group...............................          --          11          16
                                                                ------      ------      ------
      Total divested......................................          --         298         632
                                                                ------      ------      ------
        Total.............................................      $8,268      $8,400      $8,734
                                                                ======      ======      ======
Segment operating company contribution:

   Biscuit................................................      $  557      $  542      $  691
   U.S. Foods Group.......................................         338         301         281
   International Food Group...............................         200         205         236
                                                                ------      ------      ------
      Total ongoing.......................................       1,095       1,048       1,208
                                                                ------      ------      ------
   U.S. Foods Group.......................................          --          38          97
   International Food Group...............................          --           1           2
                                                                ------      ------      ------
      Total divested......................................          --          39          99
                                                                ------      ------      ------
Total segment operating company contribution..............       1,095       1,087       1,307
Restructuring-related expenses............................          76          56          31
Net gain on divested businesses...........................          --         (14)        (32)
Amortization of trademarks and goodwill...................         213         221         226
Restructuring charges (credits)...........................         (67)        530          --
                                                                ------      ------      ------
Consolidated operating income.............................         873         294       1,082
Interest and debt expense.................................         260         296         326
Other expense, net........................................          31          29          32
                                                                ------      ------      ------
Income (loss) before income taxes.........................      $  582      $  (31)     $  724
                                                                ======      ======      ======

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 17--Segment Information (Continued)



                                                                  Years Ended December 31,
                                                                ----------------------------
In Millions                                                     1999        1998        1997
-----------                                                     ----        ----        ----
Depreciation:
   Nabisco Biscuit....................................          $146        $146        $148
   U.S. Food Group....................................            42          46          49
   International Food Group...........................            77          81          80
                                                                ----        ----        ----
   Total..............................................          $265        $273        $277
                                                                ====        ====        ====
                                                                  Years Ended December 31,
                                                                ----------------------------
In Millions                                                     1999        1998        1997
-----------                                                     ----        ----        ----
Capital expenditures:
   Nabisco Biscuit.....................................         $128        $188        $206
   U.S. Food Group.....................................           42          49          64
   International Food Group............................           71         103         122
                                                                ----        ----        ----
   Total...............................................         $241        $340        $392
                                                                ====        ====        ====
                                                                 December 31,
                                                             -------------------
In Millions                                                    1999        1998
-----------                                                  -------     -------
Segment assets:
   Nabisco Biscuit.....................................      $ 2,170     $ 2,124
   U.S. Foods Group....................................        1,506         840
   International Food Group............................        2,644       2,579
                                                             -------     -------
   Total Segment Assets................................        6,320       5,543
   Unallocated intangibles, net (1)....................        5,387       5,574
                                                             -------     -------
   Consolidated assets.................................      $11,707     $11,117
                                                             =======     =======


Geographic Segment Information
                                                             Net Sales                 Net Property
                                                       Years Ended December 31,        December 31,
                                                     ---------------------------     -----------------
In Millions                                           1999       1998      1997       1999       1998
-----------                                          ------     ------    ------     ------     ------
United States...................................     $5,886     $5,876    $6,149     $2,188     $2,023
Latin America...................................      1,249      1,428     1,438        499        550
Other...........................................      1,133      1,096     1,147        400        374
                                                     ------     ------    ------     ------     ------
                                                     $8,268     $8,400    $8,734     $3,087     $2,947
                                                     ======     ======    ======     ======     ======




-------------------

(1) Represents unallocated goodwill, trademarks and tradename resulting from the 1989 acquisition of Nabisco Holdings' parent company.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 18--Quarterly Results of Operations (Unaudited)

         The following is a summary of 1999 and 1998 quarterly results of operations and per share data for Nabisco Holdings:

In Millions, Except Per Share Amounts                    First          Second         Third          Fourth
-------------------------------------                    -----          ------         -----          ------
1999(1)
   Net sales.......................................     $1,855          $2,023        $2,057          $2,333
   Gross profit....................................        828             934           924           1,080
   Operating income................................        134             177           252             310
   Income before extraordinary item................         36              65           117             142
   Net income......................................         36              65           114             142
Per share data:
   Net income - basic..............................     $  .14          $  .25        $  .43          $  .54
   Net income - diluted............................        .13             .24           .43             .53
   Dividends declared..............................      .1875           .1875         .1875           .1875
   Market price
      High.........................................         45 13/16        43 1/2        43 15/16        38 1/8
      Low..........................................         38 5/16         37 9/16       34 7/16         31 3/16

                                                         First          Second         Third          Fourth
                                                         -----          ------         -----          ------
1998(2)
   Net sales.......................................     $1,962          $2,131        $2,098          $2,209
   Gross profit....................................        837             944           932           1,004
   Operating income (loss).........................        182            (210)          184             138
   Net income (loss)...............................         55            (200)           55              19
Per share data:
   Net income (loss) - basic.......................     $  .21          $ (.76)       $  .21          $  .07
   Net income (loss) - diluted.....................        .21            (.76)          .21             .07
   Dividends declared..............................       .175            .175          .175            .175
   Market price
      High.........................................         50 3/8          54 1/4        39 3/16         42 3/8
      Low..........................................         38              34 7/8        31 3/4          33 3/4

-------------------

(1) The first quarter of 1999 includes $15 million ($9 million after tax or $.04 per share) of restructuring related expenses.

     The second quarter of 1999 includes $19 million ($11 million after tax or $.04 per share) of restructuring related expenses.

     The third quarter of 1999 includes $12 million ($8 million after tax or $.03 per share) of restructuring related expenses and a credit of $59 million ($44 million after tax or $.16 per share) applicable to the June and December 1998 restructuring programs.

     The fourth quarter of 1999 includes $30 million ($18 million after tax or $.07 per share) of restructuring related expenses and a credit of $8 million ($4 million after tax or $.02 per share) applicable to the June and December 1998 restructuring programs.

                             NABISCO HOLDINGS CORP.
                                  NABISCO, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 18--Quarterly Results of Operations (Unaudited) (Continued)

(2) The second quarter of 1998 includes a $406 million ($268 million after tax or $1.01 per share) restructuring charge and $6 million expense ($4 million after tax or $.02 per share) of restructuring related expenses.

     The third quarter of 1998 includes a net gain of $14 million ($2 million after tax or $.01 per share) from divestitures and $15 million ($8 million after tax or $.03 per share) of restructuring related expenses.

     The fourth quarter of 1998 includes a $124 million ($94 million after tax or $0.35 per share) restructuring charge and $35 million ($21 million after tax or $.08 per share) of restructuring related expenses.

Note 19--Subsequent Event (Unaudited)

         On December 14, 1999, Nabisco announced its participation in a joint venture, Burlington Biscuits plc ("Burlington"), with Hicks, Muse, Tate & Furst Limited ("HMTF"), an investment firm, to bid for 100% of United Biscuits (Holdings) plc ("UB"). Subsequently, Burlington acquired 29.9% of UB. As announced on March 20, 2000, Nabisco and HMTF have entered into definitive agreements under which: (i) Nabisco and HMTF will join a consortium of investors, Finalrealm Limited ("Finalrealm"), also bidding for UB; (ii) an associate of Finalrealm will acquire Burlington's 29.9% interest in UB, giving Finalrealm a 47.6% interest in UB; (iii) Finalrealm's cash offer of 265 pence per UB share becomes a Final Offer under the City Code and is extended until April 5, 2000; (iv) subject to Finalrealm being entitled to exercise compulsory acquisition rights in respect of minority interests in UB and regulatory competition clearance, Nabisco will contribute approximately $45 million in cash and its operations in Spain, Portugal and the Middle East (in 1999, these operations had net sales of approximately $290 million) to an associate of Finalrealm; (v) Finalrealm has agreed to procure the sale to Nabisco of UB's operations in China, Hong Kong and Taiwan conditional on the Final Offer becoming or being declared wholly unconditional (in 1999, these operations had net sales of approximately $66 million); and (vi) following completion of the Final Offer and its related transactions, Nabisco would have an equity interest of 24.6% in the joint venture.

         Upon completion, the joint venture will be comprised of UB businesses in the United Kingdom, France and the Benelux countries, Nabisco's operations named above and HMTF's UK Horizon Biscuits business.